Exhibit 99.1

For immediate release
May 14, 2025
Star Equity Holdings, Inc. Announces 2025 First Quarter Financial Results
Q1 2025 revenues increased to $12.9 million vs. $9.1 million in Q1 2024
Alliance Drilling Tools acquisition marks entry into Energy Services
Quarter-end Building Solutions backlog stands at record $27.9 million

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or the “Company”), a diversified holding company, reported today its financial results for the first quarter (Q1) ended March 31, 2025. All 2025 and 2024 amounts in this release are unaudited.
Q1 2025 Financial Highlights vs. Q1 2024 (unaudited)
•Revenues increased by 41.7% to $12.9 million from $9.1 million.
•Gross profit increased by 99.2% to $3.1 million from $1.6 million.
•Net loss was $1.2 million (or $0.37 per basic and diluted share) compared to net loss of $2.2 million (or $0.70 per basic and diluted share).
•Non-GAAP adjusted net loss was $1.7 million (or $0.52 per basic and diluted share) compared to net loss of $1.4 million (or $0.44 per basic and diluted share).
•Non-GAAP adjusted EBITDA was a loss of $0.8 million versus a loss of $1.1 million.

“In the first quarter of 2025, consolidated revenues increased by 42% primarily due to inclusion of revenues from the acquisitions of Timber Technologies Solutions (“TT”) and Alliance Drilling Tools (“ADT”), in addition to improved results at KBS Builders (“KBS”),” commented Rick Coleman, Chief Executive Officer. “First quarter 2025 Building Solutions overall revenues increased compared to the same quarter last year, but were still below our expectations as certain commercial projects pushed into the second quarter and residential demand picked up later in the quarter than expected. Looking forward, our Building Solutions backlog, representing orders under contract, stood at a record $27.9 million at quarter end. Given these dynamics, we expect the division to show strong second quarter and full-year 2025 performance.”
Mr. Coleman added, “I’m pleased to report our integration of ADT has been progressing smoothly. With the ADT audit completed, we are now focused squarely on ADT’s future growth. In addition to organic growth initiatives, we continue to identify and evaluate acquisition opportunities for both our Building Solutions and Energy Services divisions.”
Revenues
The Company’s Q1 2025 revenues increased 41.7% to $12.9 million from $9.1 million in Q1 2024.

Revenues in $ thousands	Q1 2025	Q1 2024	% change
Building Solutions	$12,118	$9,118	32.9%
Energy Services	806	—	N/M
Investments	158	188	(16.0)%
Intersegment elimination	(158)	(188)	(16.0)%
Total Revenues	$12,924	$9,118	41.7%
Q1 2025 Building Solutions revenue increased by 32.9% from the prior year, mainly as a result of the inclusion of revenues from TT (acquisition closed on May 17, 2024) and improved results at KBS. These improvements were partially offset by slower business activity at EdgeBuilder-Glenbrook (“EBGL”). Economic uncertainty and project delays contributed to the Q1 slowdown at EBGL, which we continue to believe is temporary. Our record backlog of $27.9 million for our Building Solutions segment and strong sales pipeline indicate continued strong demand for new projects. Although the revenue impact and timing are uncertain, customer feedback gives us confidence in our ability to convert this pipeline into signed contracts in the coming months.

Gross Profit

Gross profit (loss) in $ thousands	Q1 2025	Q1 2024	% change
Building Solutions	$2,929	$1,678	74.6%
Building Solutions gross margin	24.2%	18.4%	5.8%
Energy Services	282	—
Energy Services gross margin	35.0%	—%
Investments	83	84	(1.2)%
Intersegment elimination	(158)	(188)	(16.0)%
Total gross profit	$3,136	$1,574	99.2%
Total gross margin	24.3%	17.3%	7.0%
Q1 2025 Building Solutions gross profit increased 74.6% versus the same period last year primarily due to the inclusion of revenues from TT and ADT, as well as improved gross profit and gross margin at KBS.
Operating Expenses
On a consolidated basis, Q1 2025 sales, general and administrative (“SG&A”) expenses increased by $1.2 million, or 28.5%, versus the prior year period, while as a percentage of revenue SG&A decreased in Q1 2025 to 40.7% versus 44.9% in Q1 2024. The major driver of this increase in Q1 2025 was the inclusion of SG&A from TT and, to a lesser extent, ADT, as well as increased M&A expenses in Q1 2025 versus Q1 2024.
Net Income
Q1 2025 net loss was $1.2 million, or $0.37 per basic and diluted share, compared to a net loss of $2.2 million, or $0.70 per basic and diluted share in the same period in the prior year. Q1 2025 non-GAAP adjusted net loss was $1.7 million, or 0.52 per basic and diluted share, compared to non-GAAP adjusted net loss of $1.4 million, or $0.44 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q1 2025 non-GAAP adjusted EBITDA was a loss of $0.8 million versus a loss of $1.1 million in the same quarter of the prior year, primarily due to improved operating performance at our Building Solutions division.
Operating Cash Flow
Q1 2025 cash flow from operations was an inflow of $563 thousand, compared to an outflow of $2.4 million for Q1 2024. The increase in net cash provided by operating activities is attributable to favorable results from operations, particularly in our Building Solutions division, and strong accounts receivable collections.
Operations Dashboard

Building Solutions Division

(USD in thousands)	Q1 2024	Q2 2024(1)	Q3 2024	Q4 2024	Q1 2025
Beginning Backlog(2)	$19,796	$14,806	$13,957	$19,567	$17,190
(+) New Orders	$4,127	$12,635	$19,273	$14,718	$22,841
(-) Recognized Revenue	$9,118	$13,483	$13,663	$17,095	$12,118
Ending Backlog	$14,806	$13,957	$19,567	$17,190	$27,913
(1) Includes impact of Timber Technologies from date of acquisition on May 17, 2024.
(2) Backlog defined as future revenue under contract (i.e., signed orders).
Preferred Stock Dividends
In Q1 2025, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was March 1, 2025, and the payment date was March 10, 2025.

NOL Carryforward
As of December 31, 2024, Star had $44.6 million of U.S. federal and $17.6 million of state net operating losses (“NOLs”), which the Company considers to be a valuable asset for its stockholders. Certain of these NOLs will expire in 2025 through 2044 unless previously utilized. In order to protect the value of the NOLs for all stockholders, the Company has a rights agreement and charter amendment in place that limit beneficial ownership of the Company’s common stock to 4.99%. Stockholders who wish to own more than 4.99% of Star common stock, or who already own more than 4.99% of Star common stock and wish to increase their holdings, may only acquire additional shares with the Board’s prior written approval.
Share Repurchase Program
On August 7, 2024, the Company’s board of directors authorized a new stock repurchase program under which the Company is authorized to repurchase up to $1.0 million of its issued and outstanding shares of common stock. The Company repurchased 73,855 shares for $279 thousand under this program in 2024. Under the program, the Company had remaining authorization to repurchase up to $721 thousand of its issued and outstanding shares of common stock as of March 31, 2025.
Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on May 14, 2025 to discuss the results and management’s outlook. The call may be accessed by dialing (833) 630-1956 (toll free) or (412) 317-1837 (international), five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and lumber derivatives, litigation costs, transaction costs, financing costs, interest income, impairment of cost method investment, loss/gain on equity method investment, recruitment fee, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2025.

About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with three divisions: Building Solutions, Energy Services, and Investments.
Building Solutions
Our Building Solutions division operates in three businesses: (i) modular building manufacturing; (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations; and (iii) glue-laminated timber (glulam) column, beam, and truss manufacturing.
Energy Services
Our Energy Services division engages in the rental, sale, and repair of downhole tools used in the oil and gas, geothermal, mining, and water-well industries.
Investments
Our Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as pertains to (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, (ii) projections of income, EBITDA, earnings per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the cyclical nature of our operating businesses, the Company’s debt and its ability to repay, refinance, or incur additional debt in the future; the Company’s need for a significant amount of cash to service, repay the debt, and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations; the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand its business operations; the liability and compliance costs regarding environmental regulations; the lack of product diversification; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration; general economic and financial market conditions; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This press release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. Therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues:
Building Solutions**	$12,118	$9,118
Energy Services	806	—
Investments	—	—
Total revenues	12,924	9,118

Cost of revenues:
Building Solutions**	9,189	7,440
Energy Services	524	—
Investments	75	104
Total cost of revenues	9,788	7,544

Gross profit	3,136	1,574

Operating expenses:
Selling, general and administrative	5,259	4,094
Amortization of intangible assets	724	442
Total operating expenses	5,983	4,536

Income (loss) from operations	(2,847)	(2,962)

Other income (expense):
Other income (expense), net	(501)	399
Interest income (expense), net	(18)	374
Total other income (expense), net	(519)	773

Income (loss) before income taxes	(3,366)	(2,189)
Income tax benefit (provision)	2,190	(35)
Income (loss), net of tax	(1,176)	(2,224)
Dividend on Series A perpetual preferred stock	(479)	(479)
Net income (loss) attributable to common shareholders	$(1,655)	$(2,703)

Net income (loss) per share
Basic and diluted*	$(0.37)	$(0.70)
Net income (loss) per share, attributable to common shareholders
Basic and diluted*	$(0.52)	$(0.85)
Weighted-average common shares outstanding ***
Basic and diluted*	3,205	3,168

Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25
*Earnings per share may not add due to rounding
**Formerly known as Construction
***All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands, except share amounts)

	March 31, 2025 (unaudited)	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$1,887	$4,003
Restricted cash	1,602	1,628
Investments in equity securities	3,146	3,368
Lumber derivative contracts	57	—
Accounts receivable, net of allowances of $363 and $360, respectively	7,428	8,048
Note receivable, current portion	335	335
Inventories, net	9,983	5,397
Other current assets	1,710	1,635
Total current assets	26,148	24,414
Property and equipment, net	16,758	10,207
Operating lease right-of-use assets, net	8,235	8,289
Intangible assets, net	21,221	18,930
Goodwill	9,922	8,453
Long term investments	1,828	2,140
Notes receivable	8,993	8,876
Other assets	1,735	1,739
Total assets	$94,840	$83,048

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,317	$2,603
Accrued liabilities	3,878	1,974
Accrued compensation	1,217	1,141
Accrued warranty	49	49
Lumber derivative contracts	—	7
Deferred revenue	3,755	2,523
Short-term debt	6,014	3,911
Operating lease liabilities	218	241
Finance lease liabilities	21	21
Total current liabilities	18,469	12,470
Long-term debt, net of current portion	7,457	7,405
Deferred tax liabilities	676	334
Operating lease liabilities, net of current portion	8,452	8,483
Finance lease liabilities, net of current portion	14	20
Total liabilities	35,068	28,712

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 2,690,637 and 1,915,637 shares issued and outstanding at March 31, 2025 and December 31, 2024 (Liquidation preference: $26,738,390 and $18,988,390 as of March 31, 2025 and December 31, 2024, respectively)	26,033	18,988
Series C Preferred stock, $0.0001 par value; 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 10,000,000 shares authorized; 3,209,340 and 3,201,502 shares issued and outstanding (net of treasury shares) at March 31, 2025 and December 31, 2024, respectively *	2	2
Treasury stock, at cost; 125,625 and 125,625 shares at March 31, 2025 and December 31, 2024, respectively *	(6,007)	(6,007)
Additional paid-in capital	159,447	159,880
Accumulated deficit	(119,703)	(118,527)
Total stockholders’ equity	59,772	54,336
Total liabilities and stockholders’ equity	$94,840	$83,048
*All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net income (loss)	$(1,176)	$(2,224)
Acquired intangible amortization	724	442
Unrealized loss (gain) on equity securities (1)	224	(228)
Unrealized loss (gain) on lumber derivatives (2)	(64)	20
Litigation costs	—	9
Transaction costs related to sale (3)	—	101
Transaction costs related to mergers and acquisitions (4)	462	431
Impairment of cost method investment	61	—
Loss (gain) on equity method investment	251	—
One time recruiting fee	36	—
Financing costs (5)	12	8
Income tax (benefit) provision	(2,190)	35
Non-GAAP adjusted net income (loss)	$(1,660)	$(1,406)

Net income (loss) per diluted share	$(0.37)	$(0.70)
Acquired intangible amortization	0.23	0.14
Unrealized loss (gain) on equity securities (1)	0.07	(0.07)
Unrealized loss (gain) on lumber derivatives (2)	(0.02)	0.01
Litigation costs	—	—
Transaction costs related to sale (3)	—	0.03
Transaction costs related to mergers and acquisitions (4)	0.14	0.14
Impairment of cost method investment	0.02	—
Loss (gain) on equity method investment	0.08	—
One time recruiting fee	0.01	—
Financing costs (5)	—	—
Income tax (benefit) provision	(0.68)	0.01
Non-GAAP adjusted net income (loss) per basic and diluted share (7)	$(0.52)	$(0.44)
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)Reflects transaction costs related to the sale of the Healthcare Division.
(4)Reflects transaction costs related to potential mergers and acquisitions.
(5)Reflects financing costs from our credit facilities.
(6)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands)

For The Three Months Ended March 31, 2025	Building Solutions	Energy Services	Investments	Star Equity Corporate	Total

Net income (loss)	$(865)	$8	$(348)	$29	$(1,176)
Depreciation and amortization	1,015	183	75	9	1,282
Interest (income) expense	182	(1)	(155)	(8)	18
Income tax (benefit) provision	—	—	—	(2,190)	(2,190)
EBITDA	332	190	(428)	(2,160)	(2,066)

Unrealized loss (gain) on equity securities (1)	—	—	224	—	224
Unrealized loss (gain) on lumber derivatives (2)	(64)	—	—	—	(64)
Interest income(3)	—	—	215	—	215
Stock-based compensation	11	—	—	40	51
Transaction costs related to mergers and acquisitions (5)	—	—	—	462	462
Impairment of cost method investment	—	—	61	—	61
Loss (gain) on equity method investment	—	—	251	—	251
One time recruiting fee	36	—	—	—	36
Financing costs 6)	8	—	—	4	12
Non-GAAP adjusted EBITDA	$323	$190	$323	$(1,654)	$(818)

For The Three Months Ended March 31, 2024	Building Solutions	Energy Services	Investments	Star Equity Corporate	Total

Net income (loss)	$(925)	$—	$463	$(1,762)	$(2,224)
Depreciation and amortization	567	—	104	17	688
Interest (income) expense	36	—	(191)	(219)	(374)
Income tax (benefit) provision	—	—	—	35	35
EBITDA	(322)	—	376	(1,929)	(1,875)

Unrealized loss (gain) on equity securities (1)	—	—	(228)	—	(228)
Unrealized loss (gain) on lumber derivatives (2)	20	—	—	—	20
Interest income(3)	—	—	410	—	410
Litigation costs	—	—	—	9	9
Stock-based compensation	10	—	—	48	58
Transaction costs related to sale (4)	—	—	—	101	101
Transaction costs related to mergers and acquisitions (5)	—	—	—	431	431
Financing costs (6)	8	—	—	—	8
Non-GAAP adjusted EBITDA	$(284)	$—	$558	$(1,340)	$(1,066)

(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects transaction costs related to the sale of the Healthcare Division.
(5)Reflects transaction costs related to potential mergers and acquisitions.
(6)Reflects financing costs from our credit facilities.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited) (In thousands)
A summary of the Company’s credit facilities are as follows:

	March 31, 2025		December 31, 2024
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Austin ADT	$1,454	9.25%	$—	—%
Revolving Credit Facility - Premier EBGL	2,646	8.00%	2,156	8.75%
Revolving Credit Facility - KeyBank KBS	—	—%	—	—%
Total Short-term Revolving Credit Facilities	$4,100	8.44%	$2,156	8.75%

Austin - ADT Term Loan	$160	9.25%	$—	—%
Term Loan Secured by Mortgage	354	7.50%	355	7.50%
Bridgewater - TT Term Loan	1,400	7.85%	1,400	7.85%
Total Short-term debt	$6,014	8.27%	$3,911	8.30%

Austin - ADT Term Loan, net of current portion	$479	9.25%	$—	—%
Term Loan Secured by Mortgage, net of current portion	2,548	7.50%	2,625	7.50%
Bridgewater - TT Term Loan, net of current portion	4,430	7.85%	4,780	7.85%
Long Term Debt, net of current portion	$7,457	7.82%	$7,405	7.73%

Total Debt	$13,471	7.58%	$11,316	7.93%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited) (In thousands)

	Building Solutions	Energy Services	Investments	Corporate and Intersegment eliminations	Total
For the Three Months Ended March 31, 2025
Revenues	$12,118	$806	$158	$(158)	$12,924
Cost of revenues	9,189	524	75	—	9,788
Gross profit	2,929	282	83	(158)	3,136
Selling, general and administrative	2,906	274	50	2,029	5,259
Amortization of intangible assets	724	—	—	—	724
Net income (loss) from operations	$(701)	$8	$33	$(2,187)	$(2,847)

EBITDA, unaudited	$332	$190	$(428)	$(2,160)	$(2,066)
Depreciation and amortization	(1,015)	(183)	(75)	(9)	(1,282)
Interest income (expense), net	(182)	1	155	8	(18)
Income tax benefit (provision)	—	—	—	2,190	2,190
Income (loss) from operations, net of tax	$(865)	$8	$(348)	$29	$(1,176)

	Building Solutions	Energy Services	Investments	Corporate and Intersegment eliminations	Total
For the Three Months Ended March 31, 2024
Revenues	$9,118	$—	$188	$(188)	$9,118
Cost of revenues	7,440	—	104	—	7,544
Gross profit	1,678	—	84	(188)	1,574
Selling, general and administrative	2,133	—	40	1,920	4,094
Amortization of intangible assets	442	—	—	—	442
Net income (loss) from operations	$(898)	$—	$44	$(2,108)	$(2,962)

EBITDA, unaudited	$(322)	$—	$376	$(1,930)	$(1,875)
Depreciation and amortization	(567)	—	(104)	(17)	(688)
Interest income (expense), net	(36)	—	191	219	374
Income tax benefit (provision)	—	—	—	(35)	(35)
Income (loss) from operations, net of tax	$(925)	$—	$463	$(1,762)	$(2,224)